Exhibit 99.1

Impax Laboratories Reports Fourth Quarter and Full Year 2013 Results

- Increases 2014 Adjusted Gross Margin Guidance -

- Planning to Launch Authorized Generic RENVELA® (Sevelamer Carbonate) in April -

HAYWARD, Calif. (February 20, 2014) – Impax Laboratories, Inc. (NASDAQ: IPXL) today reported fourth quarter and full year ended December 31, 2013 results.

For the fourth quarter 2013, the Company recorded an adjusted net loss of $1.6 million, or ($0.02) per diluted share, compared to adjusted net income of $22.8 million, or $0.33 per diluted share in the prior year period. On a GAAP basis, the Company recorded a net loss of $9.6 million or ($0.14) per diluted share for the fourth quarter 2013, compared to net income of $4.8 million, or $0.07 per diluted share in the prior year period.

The adjusted net loss and loss per diluted share in the fourth quarter 2013 was primarily due to lower revenues from the loss of exclusivity of Zomig® tablet and orally disintegrating tablet (ZMT) products and customer credits resulting primarily from fourth quarter pricing activities on certain generic products. The net loss on a GAAP basis in the fourth quarter 2013 was primarily due to the addition of $8.7 million in remediation costs related to the Hayward facility, compared to $3.2 million in the prior year period. Refer to the attached “Non-GAAP Financial Measures” for a reconciliation of GAAP to non-GAAP items.

Total revenues in the fourth quarter 2013 declined $40.3 million to $100.7 million, compared to $141.1 million in the prior year period. The reduction includes $19.2 million of customer credits recorded in the fourth quarter relating to certain pricing activities. The remaining $20.1 million decline in fourth quarter 2013 revenues is primarily due to lower Zomig tablet and ZMT product sales, partially offset by higher generic product sales as a result of five new products launched in 2013.

“We continue to dedicate significant resources to improve our manufacturing and quality systems and advance our Quality Improvement Program,” said Larry Hsu, Ph.D., president and chief executive officer of Impax Laboratories, Inc. “At the same time, we have successfully commercialized a number of new product opportunities as a result of prior investments in R&D and business development.”

“We are currently planning to begin marketing and selling our allotment of a specified number of bottles of authorized generic RENVELA tablets beginning in mid-April 2014. In addition, we continue to pursue FDA approval of our pending Abbreviated New Drug Applications, including for generic RENVELA, as well as the re-filing of a New Drug Application for RYTARYTM,” concluded Dr. Hsu.

The Company currently estimates sales of the authorized generic RENVELA allotment to produce gross profit of approximately $50.0 million to $70.0 million in 2014, which corresponds to 7% to 10% of the total 2013 sevelamer HCL and carbonate sales in the U.S.

Full Year 2013

For the full year ended December 31, 2013, adjusted net income was $56.1 million or $0.82 per diluted share, compared to $134.1 million or $1.96 per diluted share for the full year 2012. The decline is primarily due to lower generic and branded product sales in 2013 compared to the prior year period, and the prior year receipt of the gross profit earned from U.S. Zomig sales pursuant to the License Agreement with AstraZeneca UK Limited (AstraZeneca Agreement). For the full year 2013, GAAP net income was $101.3 million or $1.47 per diluted share, compared to $55.9 million or $0.82 per diluted share in 2012. The increase in GAAP net income and earnings per diluted share is primarily due to the receipt of $150.0 million from settlements as noted below.

Total revenues for the full year 2013 were $511.5 million, compared to $581.7 million for the full year 2012. The decrease was primarily driven by lower sales of several generic products due to additional competition and the loss of exclusivity of the Zomig tablet and ZMT products as noted above, partially offset by sales of new generic products launched in 2013, including non-AB rated generic oxymorphone hydrochloride extended-release tablets, authorized generic Trilipix® delayed release capsules, generic Solaraze® Gel and authorized generic Zomig tablet and ZMT products.

Cash and short-term investments increased $114.2 million to $413.1 million as of December 31, 2013, compared to $298.9 million as of December 31, 2012. The increase was primarily due to the receipt of a pre-tax payment of $102.0 million from Endo Health Solutions Inc. in connection with a previously announced settlement and license agreement and $48.0 million from Shire LLC (Shire) in connection with the settlement of litigation relating to supply of authorized generic Adderall XR® products to the Company under the terms of the License and Supply Agreement with Shire.

Business Segment Information

The Company has two reportable segments, the Global Pharmaceuticals Division (generic products and services) and the Impax Pharmaceuticals Division (brand products and services) and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted on an adjusted basis.

Global Pharmaceuticals Division Information

	Three Months Ended		Year Ended
(unaudited, amounts in thousands)	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Global Product sales, net	$84,422	$79,771	$383,652	$421,875
Rx Partner	1,842	1,793	11,639	6,445
Other revenues	727	10,360	3,049	20,362
Total revenues	86,991	91,924	398,340	448,682
Cost of revenues	60,582	51,665	253,836	229,355
Gross profit	26,409	40,259	144,504	219,327
Operating expenses:
Research and development	9,412	13,385	41,384	48,604
Patent litigation expense	3,467	3,191	16,545	9,772
Selling, general and administrative	5,087	4,065	17,684	15,377
Total operating expenses	17,966	20,641	75,613	73,753
Income from operations	$8,443	$19,618	$68,891	$145,574

Gross margin	30.4%	43.8%	36.3%	48.9%
Adjusted gross profit (1)	$36,345	$43,539	$201,445	$232,887
Adjusted gross margin (1)	41.8%	52.5%	50.6%	53.0%

(1) Adjusted gross profit is calculated as total adjusted revenues less adjusted cost of revenues. For the three months and year ended December 31, 2012, total adjusted revenues exclude the recognition of $9.0 million of previously deferred revenue under the Company’s OTC Partner alliance agreement with Pfizer Inc. (Pfizer). Adjusted gross margin is calculated as adjusted gross profit divided by total adjusted revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Fourth Quarter 2013

In the fourth quarter 2013, Global Product sales, net increased to $84.4 million, compared to $79.8 million in the prior year period. The increase was primarily due to sales of new generic products launched throughout 2013, partially offset by customer credits earned as noted above.

Other revenues in the fourth quarter 2013 decreased to $0.7 million, compared to $10.4 million in the prior year period, due to the recognition of $9.0 million in the fourth quarter 2012 of previously deferred revenue under the Company’s OTC Partner alliance agreement with Pfizer.

Gross profit in the fourth quarter 2013 decreased to $26.4 million and gross margin was 30.4%, compared to gross profit of $40.3 million and gross margin of 43.8% in the prior year period. Adjusted gross profit in the fourth quarter 2013 decreased to $36.3 million and adjusted gross margin was 41.8%, compared to adjusted gross profit of $43.5 million and adjusted gross margin of 52.5% in the prior year period. The decrease in gross profit/adjusted gross profit and gross margin/adjusted gross margin primarily reflects the impact of charges incurred in the fourth quarter 2013 as a result of customer credits earned as noted above.

Total Global Pharmaceuticals operating expenses in the fourth quarter 2013 decreased to $18.0 million, compared to $20.6 million in the prior year period due to reduced spending on research and development, partially offset by higher selling, general and administrative expenses.

Full Year 2013

Global Product sales, net decreased to $383.7 million for the full year 2013, compared to $421.9 million in the prior year period. The decrease was primarily due to lower sales of authorized generic Adderall XR and fenofibrate products as a result of additional competition and customer credits earned as noted above, partially offset by new generic products launched throughout 2013.

Rx Partner revenues increased to $11.6 million for the full year 2013, compared to $6.4 million in the prior year period resulting primarily from higher profit share earned under the Strategic Alliance Agreement with Teva Pharmaceuticals Industries, Limited. Rx Partner revenue also included a charge of $2.0 million in the prior year related to the voluntary market withdrawal of a product for which there was no similar charge in the current year.

Other revenues decreased to $3.0 million for the full year 2013, compared to $20.4 million in the prior year period. The decline is primarily due to the recognition of $9.0 million in 2012 of previously deferred revenue under the Pfizer Agreement as noted above, as well as a $6.9 million decrease related to the extension of the revenue recognition period for the Joint Development Agreement with Valeant Pharmaceuticals International, Inc., resulting from the estimated timing of completion of certain research and development activities under the agreement.

Gross profit decreased to $144.5 million and gross margin was 36.3% for the full year 2013, compared to gross profit of $219.3 million and gross margin of 48.9% in the prior year period. The decrease in gross profit and gross margin primarily reflects the decline in generic product sales, an increase of $18.1 million in remediation costs, an intangible asset impairment charge of $13.2 million, an increase of $7.8 million in expenses associated with new product launch delays caused by the warning letter at the Company’s Hayward facility, as well as reduced operating efficiencies due to lower manufacturing production levels at the Hayward facility.

Adjusted gross profit decreased to $201.4 million and gross margin was 50.6% for the full year 2013, compared to adjusted gross profit of $232.9 million and gross margin of 53.0% in the prior year period. The decrease in adjusted gross profit is primarily due to a decline in generic product sales and the impact of charges incurred in the fourth quarter 2013 as a result of customer credits earned and reduced operating efficiencies as noted above.

Total operating expenses for the full year 2013 increased to $75.6 million, compared to $73.8 in the prior year period due to higher patent litigation and selling, general and administrative expenses, partially offset by lower research and development expenses.

Impax Pharmaceuticals Division Information

	Three Months Ended		Year Ended
(unaudited, amounts in thousands)	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Impax Product sales, net	$13,484	$46,698	$111,900	$118,115
Other revenues	266	2,455	1,262	14,895
Total revenues	13,750	49,153	113,162	133,010
Cost of revenues	5,959	25,261	58,366	69,783
Gross profit	7,791	23,892	54,796	63,227
Operating expenses:
Research and development	8,226	9,238	27,470	32,716
Selling, general and administrative	10,239	15,630	44,915	37,896
Total operating expenses	18,465	24,868	72,385	70,612
Loss from operations	$(10,674)	$(976)	$(17,589)	$(7,385)

Gross margin	56.7%	48.6%	48.4%	47.5%
Adjusted gross profit (1)	$8,521	$47,254	$73,780	$122,554
Adjusted gross margin (1)	62.0%	96.1%	65.2%	92.1%

(1) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Fourth Quarter 2013

In the fourth quarter 2013, Impax Product sales, net decreased to $13.5 million, compared to $46.7 million in the prior year period, due to lower U.S. sales of Zomig tablet and ZMT products from the loss of U.S. exclusivity as noted above, partially offset by higher sales of Zomig nasal spray which has U.S. patents expiring as late as May 2021.

Gross profit in the fourth quarter 2013 decreased to $7.8 million, compared to $23.9 million in the prior year period, primarily due to lower sales as noted above. Gross margin in the fourth quarter 2013 increased to 56.7%, compared to 48.6% in the prior year period, primarily due to significantly lower amortization and acquisition related costs incurred in the current period.

Adjusted gross profit in the fourth quarter 2013 was $8.5 million and adjusted gross margin was 62.0%, compared to adjusted gross profit of $47.3 million and adjusted gross margin of 96.1% in the prior year period. The decline in adjusted gross profit and adjusted gross margin was due to lower sales and the payment of royalties to AstraZeneca beginning January 1, 2013 on sales of Zomig products under the terms of the AstraZeneca Agreement.

Total operating expenses in the fourth quarter 2013 decreased to $18.5 million, compared to $24.9 million in the prior year period, primarily due to lower selling, general and administrative expenses.

Full Year 2013

Impax Product sales, net for the full year 2013 decreased to $111.9 million, compared to $118.1 million in the prior year period, due to lower U.S. sales of Zomig tablet and ZMT products as noted above.

Other revenues for the full year 2013 decreased to $1.3 million, compared to $14.9 million in the prior year period. The prior year period included $6.5 million of amortization related to the $11.5 million upfront payment received under the License, Development and Commercialization Agreement with Glaxo Group Limited in December 2010, which was recognized as revenue on a straight-line basis over the 24-month development period that ended December 2012. In addition, the prior year included $7.1 million promotional partner revenues as the Company’s detailing for Pfizer’s product Lyrica® ended on June 30, 2012.

Gross profit for the full year 2013 decreased to $54.8 million, compared to $63.2 million in the prior year period. The decrease is primarily due to lower costs related to the Zomig products and charges included in the prior year period related to the Company’s branded sales force, for which there were no similar amounts in the current year period. Charges for the branded sales force had been included as a component of cost of revenues in the prior year period as the sales force was engaged in providing co-promotion services to Pfizer under an agreement which ended June 30, 2012. The decrease in 2013 was partially offset by an inventory reserve charge recorded in 2013 for pre-launch inventory related to RYTARY, as a result of the Complete Response Letter received in January 2013. Gross margin for the full year 2013 marginally improved to 48.4%, compared to 47.5% in the prior year period.

Adjusted gross profit for the full year 2013 was $73.8 million and adjusted gross margin was 65.2%, compared to adjusted gross profit of $122.6 million and adjusted gross margin of 92.1% in the prior year period. The decline in adjusted gross profit and adjusted gross margin was primarily due to the payment of royalties to AstraZeneca beginning January 1, 2013 on sales of Zomig products under the terms of the AstraZeneca Agreement, as well as a decline in other revenues as noted above.

Total operating expenses for the full year 2013 increased to $72.4 million, compared to $70.6 million in the prior year period, as higher selling, general and administrative expenses were partially offset by lower research and development expenses.

Corporate and Other

	Three Months Ended		Year Ended
(unaudited, amounts in thousands)	December 31,		December 31,
	2013	2012	2013	2012
General and administrative expenses	$14,003	$13,745	$57,689	$55,197
Loss from operations	$(14,003)	$(13,745)	$(57,689)	$(55,197)

Fourth Quarter 2013

General and administrative expenses in the fourth quarter 2013 increased to $14.0 million, a slight increase compared to $13.7 million in the prior year period.

Full Year 2013

General and administrative expenses for the full year 2013 increased to $57.7 million, compared to $55.2 million in the prior year period, primarily due to executive severance and an increase in personnel expenses, partially offset by lower litigation and outside consulting expenses.

2014 Financial Guidance

Impax Laboratories full year 2014 estimates are based on management’s current belief about prescription trends, pricing levels, inventory levels, and the anticipated timing of future product launches and events. The Company updated its estimated adjusted 2014 financial guidance as noted below.

●	UPDATED - Adjusted gross margins as a percent of total revenue are expected to be in the mid 50% range, excluding projections of Hayward facility remediation costs (previously low 50% range).
●

Total research and development (R&D) expenses across the generic and brand divisions of approximately $82 million to $88 million; generic R&D expenses of approximately $46 million to $49 million and brand R&D expenses of approximately $36 million to $39 million.

●	Patent litigation expenses of approximately $11 million to $13 million.
●	Selling, general and administrative expenses of approximately $115 million to $120 million.
●	Capital expenditures of approximately $40 million to $45 million.
●	Hayward facility remediation costs of approximately $25.0 million to $30.0 million.
●

Effective tax rate of approximately 32% to 34% on a GAAP basis, which assumes that the U.S. R&D tax credit is renewed for 2014. The R&D tax credit expired on December 31, 2013. The Company anticipates that its non-GAAP effective tax rate may experience volatility as the Company’s tax benefits may be high compared to the Company’s operating income or loss.

Conference Call Information

The Company will host a conference call on February 20, 2014 at 4:30 p.m. EST to discuss its results. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 47654631. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams, and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: fluctuations in revenues and operating income; the Company’s ability to promptly correct the issues raised in the warning letter and Form 483 observations received from the FDA; the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner; reductions or loss of business with any significant customer; the impact of consolidation of the Company’s customer base; the impact of competition; the substantial portion of our total revenues derived from sales of a limited number of products; the Company’s ability to sustain profitability and positive cash flows; any delays or unanticipated expenses in connection with the operation of the Company’s manufacturing facilities; the effect of foreign economic, political, legal, and other risks on the Company’s operations abroad; the uncertainty of patent litigation and other legal proceedings; the increased government scrutiny on the Company’s agreements with brand pharmaceutical companies; product development risks and the difficulty of predicting FDA filings and approvals; consumer acceptance and demand for new pharmaceutical products; the impact of market perceptions of the Company and the safety and quality of the Company’s products; the Company’s determinations to discontinue the manufacture and distribution of certain products; the Company’s ability to achieve returns on its investments in research and development activities; the Company’s inexperience in conducting clinical trials and submitting new drug applications; the Company’s ability to successfully conduct clinical trials; the Company’s reliance on third parties to conduct clinical trials and testing; the Company’s lack of a license partner for commercialization of IPX066 outside of the United States; impact of illegal distribution and sale by third parties of counterfeits or stolen products; the availability of raw materials and impact of interruptions in the Company’s supply chain; the Company’s policies regarding returns, allowances and chargebacks; the use of controlled substances in the Company’s products; the effect of current economic conditions on our industry, business, results of operations and financial condition; disruptions or failures in the Company’s information technology systems and network infrastructure; the Company’s reliance on alliance and collaboration agreements; the Company’s reliance on licenses to proprietary technologies; the Company’s dependence on certain employees; the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry; the regulatory environment; the Company’s ability to protect its intellectual property; exposure to product liability claims; risks relating to goodwill and intangibles; changes in tax regulations; the Company’s ability to manage growth, including through potential acquisitions; the restrictions imposed by the Company’s credit facility; uncertainties involved in the preparation of the Company’s financial statements; the Company’s ability to maintain an effective system of internal control over financial reporting; the effect of terrorist attacks on the Company’s business; the location of the Company’s manufacturing and research and development facilities near earthquake fault lines; expansion of social media platforms and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Company Contact:

Mark Donohue

Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

Impax Laboratories, Inc.

Consolidated Statements of Operations

(unaudited, amounts in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Global Pharmaceuticals Division, net	$86,991	$91,924	$398,340	$448,682
Impax Pharmaceuticals Division, net	13,750	49,153	113,162	133,010
Total revenues	100,741	141,077	511,502	581,692
Cost of revenues	66,541	76,926	312,202	299,138
Gross profit	34,200	64,151	199,300	282,554
Operating expenses:
Research and development	17,638	22,623	68,854	81,320
Patent litigation	3,467	3,191	16,545	9,772
Selling, general and administrative	29,329	33,440	120,288	108,470
Total operating expenses	50,434	59,254	205,687	199,562
(Loss) income from operations	(16,234)	4,897	(6,387)	82,992
Other income (expense), net	81	(119)	152,447	(138)
Interest income	359	318	1,299	1,089
Interest expense	(41)	(25)	(419)	(632)
(Loss) income before income taxes	(15,835)	5,071	146,940	83,311
(Benefit) provision for income taxes	(6,213)	272	45,681	27,438
Net (loss) income	$(9,622)	$4,799	$101,259	$55,873

Net (loss) income per share:
Basic	$(0.14)	$0.07	$1.51	$0.85
Diluted	$(0.14)	$0.07	$1.47	$0.82

Weighted average common shares outstanding:
Basic	67,385,969	66,217,421	66,921,181	65,660,271
Diluted	67,385,969	68,419,888	68,655,038	68,404,551

Impax Laboratories, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$184,612	$142,162
Short-term investments	228,521	156,756
Accounts receivable, net	112,993	92,249
Inventory, net	70,107	89,764
Deferred income taxes	50,788	42,529
Prepaid expenses and other assets	12,721	22,083
Total current assets	659,742	545,543
Property, plant and equipment, net	188,191	180,758
Other assets	91,746	62,145
Intangible assets, net	29,670	47,950
Goodwill	27,574	27,574
Total assets	$996,923	$863,970

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$138,347	$134,082
Accrued profit sharing and royalty expenses	11,560	4,936
Deferred revenue	3,983	6,277
Total current liabilities	153,890	145,295
Deferred revenue	4,267	6,362
Other liabilities	28,563	21,210
Total liabilities	186,720	172,867
Total stockholders' equity	810,203	691,103
Total liabilities and stockholders' equity	$996,923	$863,970

Impax Laboratories, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, amounts in thousands)

	Year Ended
	December 31,
	2013	2012
Cash flows from operating activities:
Net income	$101,259	$55,873
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,006	77,934
Provision for inventory reserves	12,476	(372)
Intangible asset impairment charges	13,906	-
In-process research and development charge	-	1,550
Accretion of interest income on short-term investments	(659)	(639)
Deferred income tax benefit	(21,132)	(23,561)
Tax benefit related to the exercise of employee stock options	(749)	(4,702)
Deferred revenue	-	2,278
Deferred product manufacturing costs	-	(2,823)
Recognition of deferred revenue	(4,390)	(29,099)
Amortization of deferred product manufacturing costs	-	11,669
Accrued profit sharing and royalty expense	61,118	72,106
Payments of profit sharing and royalty expense	(54,494)	(107,935)
Share-based compensation expense	17,644	16,303
Changes in assets and liabilities which (used) provided cash	(11,045)	37,247
Net cash provided by operating activities	149,940	105,829
Cash flows from investing activities:
Purchase of short-term investments	(357,092)	(210,688)
Maturities of short-term investments	285,986	296,566
Purchases of property, plant and equipment	(32,785)	(66,900)
Payments for product licensing rights, net	(12,000)	(104,760)
Net cash used in investing activities	(115,891)	(85,782)
Cash flows from financing activities:
Proceeds from exercise of stock options and ESPP	8,213	12,614
Tax benefit related to the exercise of employee stock options and restricted stock	749	4,702
Net cash provided by financing activities	8,962	17,316
Effect of exchange rate changes on cash and cash equivalents	(561)	380
Net increase in cash and cash equivalents	42,450	37,743
Cash and cash equivalents, beginning of year	142,162	104,419
Cash and cash equivalents, end of year	$184,612	$142,162

Impax Laboratories, Inc.

Non-GAAP Financial Measures

Adjusted net (loss) income, adjusted net (loss) income per diluted share and adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net (loss) income, and GAAP net (loss) income per diluted share as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the inclusion of non-GAAP financial measures provides meaningful supplementary information to and facilitates analysis by investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculations of adjusted net (loss) income, adjusted net (loss) income per diluted share and adjusted EBITDA, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net (loss) income to adjusted net (loss) income.

	Three Months Ended		Year Ended
(Unaudited, amounts in thousands, except per share data)	December 31,		December 31,
	2013	2012	2013	2012
Net (loss) income	$(9,622)	$4,799	$101,259	$55,873
Adjusted to add (deduct):
Amortization and acquisition-related costs (a)	1,976	23,792	16,374	60,186
Hayward facility remediation costs	8,690	3,219	25,931	7,817
Employee severance	-	-	7,988	1,926
Payments received from litigation settlement (b)	-	-	(153,049)	-
Patent litigation settlement reimbursement (c)	-	-	-	(5,000)
Intangible asset impairment charges (d)	-	-	13,906	-
Provision for inventory reserve (e)	-	-	18,053	5,253
R&D partner milestone payment	-	-	2,000	-
Loss on asset disposal (f)	-	-	881	-
Gross profit earned on Zomig® Agreement (g)	-	-	-	46,200
Acquisition related in process R&D (h)	-	-	-	1,550
Change in OTC Partner deferred revenue recognition, net (i)	-	(369)	-	(369)
Income tax effect	(2,685)	(8,607)	22,769	(39,382)
Adjusted net (loss) income	$(1,641)	$22,834	$56,112	$134,054

Adjusted net (loss) income per diluted share	$(0.02)	$0.33	$0.82	$1.96
Net (loss) income per diluted share	$(0.14)	$0.07	$1.47	$0.82

(a)	Resulting from the January 2012 AstraZeneca Agreement and the June 2012 Development, Supply and Distribution Agreement (Tolmar Agreement) with TOLMAR, Inc. (Tolmar).
(b)	Included in “Other income (expense), net” on the Consolidated Statements of Operations.
(c)	Reimbursement of legal fees received pursuant to the settlement of patent litigation (included in Global Pharmaceuticals Division reported results).
(d)

In June 2012, the Company entered into the Tolmar Agreement which granted to the Company an exclusive license to commercialize up to 11 generic topical prescription drug products, including nine then currently approved products and two products then pending approval at the FDA, in the United States and its territories. During the third quarter 2013, as a result of a decline in the most recent market share data and the Company’s revised projections for the Tolmar product lines, the Company performed an intangible asset impairment analysis. Based on the results of this analysis, the Company recorded a $13.2 million charge to cost of revenues for the Global Pharmaceuticals Division, which brought the intangible asset down from its carrying value to its revised fair value. Other product rights consist of Abbreviated New Drug Applications (ANDAs) which have been filed with the FDA. During the third quarter 2013, as a result of a decision by management to withdraw one of these ANDAs and no longer seek FDA approval, the Company recorded an intangible asset impairment charge of $0.8 million, representing the full carrying value of the asset.

(e)

An inventory reserve charge relating to discontinued products, a reserve of pre-launch inventory for RYTARYTM and other generic products as a result of the delay in the anticipated regulatory approvals.

(f)	Included in “Other income (expense), net” on the Consolidated Statements of Operations.
(g)

During the product transition period, the Company received the benefit of the gross profit from U.S. Zomig sales commencing from January 1, 2012 and ending when the Company commenced commercialization of the Zomig products. The benefit of the gross profit received from AstraZeneca was recorded as a reduction of the $130.0 million paid by the Company to AstraZeneca during 2012 and was not reflected within the Company’s GAAP income but included in the Company’s adjusted net income.

(h)	Acquisition related in process R&D from the Tolmar Agreement.
(i)	The net effect of $9.0 million of previously deferred revenue and $8.6 million of deferred manufacturing costs under the Pfizer Agreement.

The following table reconciles reported net (loss) income to adjusted EBITDA.

	Three Months Ended		Year Ended
(Unaudited, amounts in thousands, except per share data)	December 31,		December 31,
	2013	2012	2013	2012
Net (loss) income	$(9,622)	$4,799	$101,259	$55,873
Adjusted to add (deduct):
Interest income	(359)	(318)	(1,299)	(1,089)
Interest expense	41	25	419	632
Depreciation and other	3,548	5,872	19,632	17,748
Income tax (benefit) expense	(6,213)	272	45,681	27,438
EBITDA	(12,605)	10,650	165,692	100,602

Adjusted to add (deduct):
Amortization and acquisition-related costs	1,976	23,792	16,374	60,186
Hayward facility remediation costs	8,690	3,219	25,931	7,817
Employee severance	-	-	7,988	1,926
Payments received from litigation settlement	-	-	(153,049)	-
Patent litigation settlement reimbursement	-	-	-	(5,000)
Intangible asset impairment charges	-	-	13,906	-
Provision for inventory reserve	-	-	18,053	5,253
R&D partner milestone payment	-	-	2,000	-
Loss on asset disposal	-	-	881	-
Gross profit earned on Zomig® Agreement	-	-	-	46,200
Acquisition related in process R&D	-	-	-	1,550
Change in OTC Partner deferred revenue recognition, net	-	(369)	-	(369)
Share-based compensation	3,578	4,157	17,644	16,303
Adjusted EBITDA	$1,639	$41,449	$115,420	$234,468

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following table reconciles total Company reported cost of revenues, research and development expenses, and selling, general and administrative expenses to adjusted cost of revenues, adjusted research and development expenses, and adjusted selling, general and administrative expenses.

	Three months Ended		Year Ended
(Unaudited, amounts in thousands)	December 31,		December 31,
	2013	2012	2013	2012
Cost of revenues	$66,541	$76,926	$312,202	$299,138
Adjusted to deduct:
Amortization and acquisition-related costs	1,976	23,792	16,374	60,186
Hayward facility remediation costs	8,690	3,219	25,931	7,817
Employee severance (3)	-	-	2,411	-
Intangible asset impairment charge	-	-	13,156	-
Provision for inventory reserve	-	-	18,053	5,253
OTC Partner deferred product manufacturing costs	-	8,675	-	8,675
Adjusted cost of revenues	$55,875	$41,240	$236,277	$217,207

Adjusted gross profit (1)	$44,866	$90,793	$275,225	$355,441
Adjusted gross margin (1)	44.5%	68.8%	53.8%	62.1%

Research and development expenses	$17,638	$22,623	$68,854	$81,320
Adjusted to deduct: (2)
Employee severance (3)	-	-	91	-
Acquisition related in process R&D	-	-	-	1,550
Intangible asset impairment charge	-	-	750	-
R&D partner milestone payment	-	-	2,000	-
Adjusted research and development expenses	$17,638	$22,623	$66,013	$79,770

Selling, general and administrative expenses	$29,329	$33,440	$120,288	$108,470
Adjusted to deduct:
Employee severance (3)	-	-	5,486	1,926
Adjusted selling, general and administrative expenses	$29,329	$33,440	$114,802	$106,544

(1)

Adjusted gross profit is calculated as total adjusted revenues less adjusted cost of revenues. For the three months and year ended December 31, 2012, total adjusted revenues exclude the recognition of $9.0 million of previously deferred revenue under the Company’s OTC Partner alliance agreement with Pfizer. Adjusted gross margin is calculated as adjusted gross profit divided by total adjusted revenues.

(2)	Adjustments to research and development expenses are included within the Global Pharmaceuticals Division reported results.
(3)

Employee severance in 2013, included $2.4 million in cost of revenues, $5.4 million within corporate general and administrative expenses, $0.1 million within Impax Pharmaceuticals selling, general and administrative expenses and $0.1 million within Global Pharmaceuticals research and development expenses. In 2012, employee severance of $1.9 million is included within corporate general and administrative expenses.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following tables reconcile the Global Pharmaceuticals Division and the Impax Pharmaceuticals Division reported cost of revenues to adjusted cost of revenues.

Global Pharmaceuticals Division Information

	Three Months Ended		Year Ended
(unaudited, amounts in thousands)	December 31,		December 31,
	2013	2012	2013	2012
Cost of revenues	$60,582	$51,665	$253,836	$229,355
Adjusted to deduct:
Amortization and acquisition-related costs	1,246	430	2,407	859
Hayward facility remediation costs	8,690	3,219	25,931	7,817
Employee severance	-	-	2,411	-
Intangible asset impairment charge	-	-	13,156	-
Provision for inventory reserve	-	-	13,036	5,253
OTC Partner deferred product manufacturing costs	-	8,675	-	8,675
Adjusted cost of revenues	$50,646	$39,341	$196,895	$206,751

Adjusted gross profit (1)	$36,345	$43,539	$201,445	$232,887
Adjusted gross margin (1)	41.8%	52.5%	50.6%	53.0%

Impax Pharmaceuticals Division Information

	Three Months Ended		Year Ended
(unaudited, amounts in thousands)	December 31,		December 31,
	2013	2012	2013	2012
Cost of revenues	$5,959	$25,261	$58,366	$69,783
Adjusted to deduct:
Amortization and acquisition-related costs	730	23,362	13,967	59,327
Provision for inventory reserve	-	-	5,017	-
Adjusted cost of revenues	$5,229	$1,899	$39,382	$10,456

Adjusted gross profit (2)	$8,521	$47,254	$73,780	$122,554
Adjusted gross margin (2)	62.0%	96.1%	65.2%	92.1%

(1)

Adjusted gross profit is calculated as total adjusted revenues less adjusted cost of revenues. For the three months and year ended December 31, 2012, total adjusted revenues exclude the recognition of $9.0 million of previously deferred revenue under the Company’s OTC Partner alliance agreement with Pfizer. Adjusted gross margin is calculated as adjusted gross profit divided by total adjusted revenues.

(2)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.